Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.
2010 FIRST QUARTER EARNINGS CONFERENCE CALL
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
5:00 p.m. to 5:57 p.m., Eastern Standard Time
Tuesday, April 27, 2010

OPERATOR:	Good afternoon. My name is Stephanie, and I will be yourconferenceoperator today. At this time, I would like to welcome everyone to the CB&I 2010 First Quarter Earnings Conference Call.

All the lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press Star, then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Good afternoon, and thank you for joining us today to discuss our results in the first quarter.

With me are Lasse Petterson, CB&I’s Chief Operating Officer; Dan McCarthy, President of Lummus Technology; and Ron Ballschmiede, CB&I’s Chief Financial Officer.

Following some brief comments from each of us, we will then open the call for your questions.

We are pleased to announce a solid first quarter with the three sectors all reporting good results. New awards of $560 million in the quarter are well in line with the anticipated run rate that we expected, absent of the very large, new projects we still see ahead of us in the rest of the year. Current backlog is nearly $7 billion compared to just under $5 billion this time last year.

Ron will be addressing the specifics of our financial results in a few minutes, but it’s worth highlighting the gross profit line of over 14 percent, with operating income of nearly 8 percent, as clearly indicative of the type of return we want from our business model considering the unique mix of work and the commercial characteristics of our operating sectors. Also contributing to this was a tax rate that was more in line with previous norms for the size and mix of our business, and our balance sheet reflects solid liquidity, positive cash flows, and cash balances that are significantly improved over the same period last year.

At year end, we reported that we expected our new awards would be more evenly distributed over 2010. A further scoping and pre-contract planning for a very large oil sands project in Canada has pushed that curve somewhat to the right, with the timing of that project now expected to be added to our backlog of the second quarter. The remainder of the year is still anticipated to be well within the new award guidance range we have provided for the year of $3.5 to $5.5 billion.

The new awards for the first three months of this year included a gas processing plant for Pluspetrol in Peru, a significant increase in the FEED work for the Kashagan full field development for Shell, along with our JV partners, Aker Solutions and WorleyParsons. It also included Topsides Engineering for the Goliat FPSO project for Hyundai, which is providing overall engineering services for ENI and Statoil in Norway for the first oil development in the Norwegian sector of the Barents Sea, and a contract in Lummus Technology for the license and process design of a grassroots petrochemical plant in China, among others that Dan will discuss.

We also announced the successful completion of two major projects in the first quarter, including the engineering, procurement, and construction of the multibillion dollar ethylene cracker in Singapore for Shell, in combination with our JV partner, Toyo. This project at peak employed over 12,000 workers with one of the best safety records of any major project in the world.

We also completed the South Hook LNG regasification terminal in Wales for ExxonMobil and Qatar Petroleum, having offloaded over 65 cargoes of LNG during what was an outstanding start-up and commissioning phase of this billion dollar plus facility.

Geographically, at least outside the U.S., the energy world is very much open for business, and we’re tracking tens of billions of dollars of identified opportunities in our end markets, but the competition is as strong as we’ve ever seen, not only from the Koreans but from European, Indian, and other Asian companies who have significantly grown their capabilities over the past five years and now compete head to head with major U.S. firms on EPC energy projects and large tank installations, particularly those projects for national oil companies where price is the absolute differentiator.

On major EPC projects for international and large integrated oil companies, we still see very competitive pricing, driven by improved stability in the cost of equipment, commodities, and labor, but these owners also consider experience, safety, reliability, and resource capability as heavily weighted factors in their capital project decisions. In these competitions, the win ratios are much higher for us and have historically been in the 50 to 60 percent probability range. Our win rates for these EPC projects will be influenced by our strong international presence, our ability to compete both on a reimbursable or lump sum basis, and our diverse mix of technical and project talent who are experienced in virtually every aspect of the energy infrastructure business.

In Steel Plate Structures, we’re clearly a market leader and very competitive on large multiple tank installations as well as single storage tanks for everything from water, LNG, and various fuels and other refined products around the world. Although the U.S. is lagging, our global markets are very active for LNG tanks, crude oil terminals, and a variety of other storage opportunities.

And, of course, Lummus Technology continues to be a leader in providing proprietary technologies around the world and continues to return high margins in regions of the world where a variety of owners are still investing in refining, petrochemical and gas processing expansions. Lummus Technology focuses on many national companies in areas like China, Russia, and the Middle East who need their expertise for major refining and petrochemical expansions. Therefore, we remain confident in our 2010 guidance. With the ramping up of a significant number of new projects combined with our positive outlook for Lummus Technology, we expect that the company will have a solid year and good opportunities to further increase backlog in 2011.

We also expect to sustain our margins through a consistent project performance and our ability to win new work, particularly in LNG, storage, and a broad mix of refining and petrochemical opportunities.

I will now turn the call over to Lasse Petterson for a discussion of our CB&I Lummus and Steel Plate Structures business sectors. Lasse?

LASSE PETTERSON:	Good afternoon. I will keep my comments brief but wanted to provide highlights on some of the major projects in our backlog which totaled $6.9 billion U.S. dollars as of March 31st.

Let me start in South America where the Quintero LNG project in Chile is on schedule for final completion early in the third quarter. As reported, the plant has delivered gas to Chile since August of last year. The first of the 155,000 cubic meter permanent storage tanks is now in operation, and the second is currently being hydro tested.

Construction of the Peru LNG liquefaction plant is essentially complete, and the project is currently moving through commissioning and start-up. Cool down will commence shortly. The project is on schedule to deliver the first cargo LNG later this quarter.

Our major EPC contract for REFICAR’s refinery expansion project in Colombia is progressing well. Engineering and procurement are underway. The site preparation is ongoing, and we will begin driving piles for the process units in June. Early work materials started to arrive at site.

In the U.S. and Caribbean, we are completing several large refinery modifications and upgrade projects, which all proceeding is according to plan. Our Steel Plate Structure sector is seeing increased activity in the elevated tank segment, and the storage terminal projects in the region are all progressing well.

In Canada, we continue to work on engineering and assist with procurement on the Kearl oil sands project and hope to soon sign and EPC contract defining an expanded scope on this project.

On the Isle of Grain Phase III project in the U.K., we recently successfully completed a pneumatic test over the fourth and final tank. All welding is essentially finished, and we are currently completing the electrical and instrumentation and installation work. The project is scheduled to be completed late this year.

The South Hook project is now demobilized. As Phil mentioned, the facility has received 64 shipped cargoes for LNG since start-up and has operated at capacity to the client’s full satisfaction.

Work on the Topsides’ design for the Goliat FPSO project is progressing well. We announced in February that CB&I was selected by Hyundai Heavy Industries to provide engineering services for this project in the Norwegian sector of the Barents Sea.

In the Middle East, we are working on numerous Steel Plate Structures projects which are very diverse in terms of project sites. We have been successful at capturing subcontracts for storage tank projects from some of the Korean companies performing EPC work in the region, all of which will be included in backlog in the second quarter.

The GASCO Low Temperature Storage Tank project for TAKREER in Abu Dhabi is progressing through engineering and procurement according to plan.

Our part of the Pearl Gas to Liquids project for Shell in Qatar is nearing completion. Commissioning is underway, with final completion later this summer.

And in China, the second phase of the Fujian LNG project is progressing ahead of schedule. We recently successfully air raised the roofs of the 260,000 cubic meter LNG tanks, and currently, we are in the process of pouring the concrete for the outer roofs.

In Singapore, per our recent announcement, the Shell ECC cracker project has successfully started up, and we are in the process of demobilizing the site. Our EPC gas plant project for Exxon in Papua New Guinea is ramping up. The project management team has assembled in our Brisbane office, and engineering is well underway in our Singapore offices. Similarly, the Gorgon LNG storage tank project for Chevron in Australia is also in the design phase, and engineering is about 40 percent complete.

In closing, I would like to mention that we are currently involved in several preliminary engineering and FEED studies, which we anticipate will lead to EPC contracts for both storage terminals and LNG liquefaction projects. And that includes my remarks, Phil.

PHIL ASHERMAN:	Thank you, Lasse.

Now Dan McCarthy will report on Lummus Technology. Dan?

DAN McCARTHY:	Okay. Thank you, Phil, and good afternoon to everyone. Lummus Technology’s sales momentum continued through the first quarter, with new awards coming in at about $100 million. Approximately 40 percent of these awards came from our heat transfer business and the remainder from our licensing and catalyst sales activities.

Our significant project awards in the first quarter include the delayed coking heater for the REFICAR refinery expansion project in Colombia, crude and vacuum refinery heaters for a project in Saudi, an ethylene project for Honam Petrochemical in South Korea, a natural gas treating plant in Saudi Arabia, and a styrene project in Thailand.

The heat transfer sales skew the industry profile for our first quarter awards towards oil refining projects; however, in these sales, we are providing equipment to contractors for projects that have been underway for a while. We did not see significant new investment commitments in the refining industry in the first quarter. For us, the new project starts, which are reflected in our process licensing activities, are heavily weighted towards petrochemicals.

As we look out through the rest of the year, we believe that petrochemicals and natural gas processing will generate the best opportunities for us. Our research shows that petrochemical demand is rebounding faster than previously predicted. In fact, this month, we received word from two clients that they are restarting projects that were postponed in 2009.

The refining side will return slowly. Demand for energy is growing, but refining margins are pinched by overcapacity. Nevertheless, we believe there will be pockets of activity in the second half of the year, especially in hydro processing, where our Chevron/Lummus joint venture is a market leader.

From a regional perspective, we had good success in the first quarter in the Middle East, South America, and Asia Pacific and anticipate that these regions will be important markets for the remainder of the year. In addition, we are focused on China and the former Soviet Union, as these regions have significant investment plans.

While the development of projects in these latter regions have been slower than expected for a variety of reasons, we believe that they are now poised for release in 2010.

I will turn it back to Phil.

PHIL ASHERMAN:	Thank you, Dan.

I will now ask Ron to summarize this quarter’s financial results. Ron?

RON BALLSCHMIEDE:	Thanks, Phil. Good afternoon, everyone.

With that overview of our major activities around the world, let me take you through the financial information which was included in our earnings release.

Revenues for the first quarter were $869 million, down from $1.2 billion in the first quarter of 2009. The revenue decline was consistent with our expectation and with our full year revenue guidance of $3.9 to $4.2 billion.

As we described in our year-end earnings call, the industry new award slowdown in late 2008 and early 2009, combined with the engineering and ramp up phases of our large late 2009 new awards, and the anticipated completion of our large LNG projects in the first half of 2010 caused a bit of an unusual short term revenue trend, given our beginning of the year backlog in excess of $7.2 billion.

On a macro basis, the anticipated 2010 decline in LNG revenues exceed the estimated incremental revenues from a ramp up of our four large awards in the back half of 2009. The balance of the revenue declines reflect lower revenues from the North America refining market demand, which the industry has experienced since early 2008.

I will come back and discuss changes in our revenue by business sector in a moment.

Our consolidated gross profit for the quarter was $122 million or 14.1 percent, up from 12.3 percent and 11.1 percent in the fourth quarter and first quarters of 2009. The current quarter reflects the strongest consolidated quarterly gross profit percentage since expanding our business outside the traditional tank business in the early 2000s. The first quarter gross profit rate benefitted from solid execution, a favorable mix of projects, and a greater percentage of our revenues coming from our higher margin businesses, the Lummus Technology sector and the Steel Plate Structure sector.

Selling and administrative expenses remain well controlled, down $8 million or 13 percent over the comparable period. Consistent with past years, the first quarter had a greater amount of stock based compensation costs due to the retiree eligible provisions of the Accounting Rules. This accounting requirement adds approximately 5 cents per share of incremental stock based compensation cost to our first quarter, compared to each of the remaining 2010 quarters.

First quarter income from operations was $69 million or a strong 7.9 percent of revenues compared to $80 million in the first quarter of 2009 which was driven by revenues of almost $1.3 billion.

Our income tax rate for the quarter was 32 percent, consistent with the 30 to 33 percent range discussed in our February call.

The summation of all that results in the first quarter net income of $42 million or 42 cents per diluted share. EBITDA totaled $88 million for the quarter or over 10 percent of revenues and $381 million or 9.2 percent of revenues for the trailing four quarters.

Now let me take you through the sector’s first quarter results. Phil spoke to our new awards and prospect activity. I will provide some overall comments around these issues.

Our new awards for the first quarter totaled $560 million compared to $611 for 2009. We had two awards in the quarter between $40 and $50 million, with the balance being smaller awards spread nicely between our sectors, project types, and geographically. We continue to track several new award opportunities which are consistent with our 2009 new award guidance, which are $4.0 to $4.5 billion.

Steel Plate Structure reported first quarter 2010 revenues of $335 million compared to $420 million in 2009. The decrease of $85 million is attributable to lower activity in the oil sands related work in Canada and the wind-down of LNG tank work in the Asia Pacific region. This revenue decline was partially offset by greater volume of tank related work in Central America.

Operating income totaled $32 million or 9.6 percent of revenues compared to $28 million or 6.8 percent of revenues in 2009. The increase in operating margins reflects a favorable mix of flat bottom storage tank work around the world in 2010.

Additionally, the first quarter of 2009 included restructuring charges to consolidate fabrication facilities in the United States and higher pre-contract activity related to several large SPS project bids in the first half of 2009.

CB&I Lummus revenues totaled $466 million in 2010, down $326 million from $795 million in 2009. There are a couple of items driving this net change. The most significant revenue decline is the result of a wind-down and 2010 completion of our large LNG projects and U.S. refinery work. This decline was slightly offset by start-up revenues from our major awards in the last half of 2009. Both the REFICAR refinery work and the PNG projects are off to good start with higher revenue burn expected in late 2010 and into 2011 and beyond.

Income from operations totaled $19 million or 4.1 percent of revenues in the first quarter of 2010, compared to $34 million or 4.3 percent in 2009.

Our CB&I Lummus sector carries a higher relative percentage of fixed cost than our other two sectors. Accordingly, the 40 percent plus decline in quarter over quarter revenues results in a greater downward pressure on CB&I Lummus operating margins. This metric will improve as the large backlog projects move out of the engineering focused phase.

Finally, our Lummus Technology revenues and operating results reflect some important project mix changes. Dan previously mentioned the current relative strength of the petrochemical industry compared to that of refining. For Lummus Technology, the impact of this market results in a lower joint venture result, which primarily reflect refining activities and higher consolidated licensing revenues and gross margins reflecting the strength of the petrochemical market.

Additionally, the lower first quarter 2010 heat transfer revenues were partially offset by higher licensing revenues, which carry higher margins. Those factors result in a strong operating margin of 25 percent in 2010, compared to 22 percent in 2009.

Now a few comments on our balance sheet and cash flow. Our balance sheet and liquidity remain strong with a cash balance of $337 million, no revolver borrowings, and cash net of debt of $216 million. The cash net of debt is up from $205 million at the beginning of the year and an improvement of almost $350 million from March 31st, 2009.

Our investment and contract capital, reflecting the combination of the balance of the receivable contracts in process and accounts payable, stands at a negative $648 million at the end of the quarter, compared to $682 million at year end. Free cash flow totaled $50 million for the quarter, compared to a negative $37 million in the first quarter of 2009.

In closing, our strong backlog and financial position provide us with the necessary financial flexibility to deliver our projects to our owners, take advantage of the energy market demands for our services, and pursue internal and acquisition opportunities to grow our company. Phil?

PHIL ASHERMAN:	Thank you, Ron.

Before I open the call for questions, just a correction, I misspoke during my comments on the new award guidance, which is, as Ron correctly stated, $4 billion to $4.5 billion dollar range.

So, with that, let’s open the call for your questions.

OPERATOR:	At this time, I would like to remind everyone, in order to ask a question, please press Star, then the Number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Scott Levine with JPMorgan.

PHIL ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	How are you doing, Phil?

PHIL ASHERMAN:	Good.

SCOTT LEVINE:	A question on the competition. Would you characterize the competition in the marketplace in general as intensifying or stable at intense levels? And you mentioned the Europeans as a source of competition. Is that a relatively new development, or how would you characterize changes in the competitive landscape versus three, six months ago?

PHIL ASHERMAN:	Yeah. I think I’d characterize it as more intense.

As I stated, I think we’ve seen several companies over the last several years benefit from the high demand in the industry, particularly in the refining and petrochemical markets, particularly in the Middle East, companies and Europeans and I’ll just name a couple, but certainly, you always have Technip and Saipem. But certainly, companies like Petrofac and Tecnicas Reunidas have gotten very substantial. I think the Koreans, we’ve talked about virtually every quarter for the last year, as well as the Japanese competition.

Now, on the tank side, certainly we see Indian companies such as Punj Lloyd and Larsen and Toubro be very substantial in their competition, particularly in the Middle East, and I don’t see that — I don’t necessarily see that diminishing anytime soon.

SCOTT LEVINE:	So I don’t know if you guys mentioned the 10 to 12 percent gross margins that you’ve talked about historically. How should we be thinking about that going forward in light of...

PHIL ASHERMAN:	Well, that’s the bandwidth that we think is still a good target at the 14 percent. There are no particular anomalies associated with that. It’s just good backlog performance.

We want to see that kind of return, as I mentioned in my comments, from our business model, but certainly we see pressure from competition all around the world in various end markets.

I will say that there is a difference in markets when you are talking about national companies who see price as the key differentiator versus large international integrated oil companies on their projects who carry a higher weighted value on some of the qualitative aspects of companies considering their résumé and safety and reliability. So we do see that difference, and those projects especially, CB&I as well as other western contractors are very competitive.

SCOTT LEVINE:	One last one, then, if I may. We’ve seen a jump in iron ore prices and expect increases in steel. Can you talk maybe about some risk mitigation strategies there or how that may factor into either the thought process for customers moving forward with projects and/or, you know, risk mitigation, given the current competitive landscape?

PHIL ASHERMAN:	Yeah. We’ve seen those, those increases, about $100 a ton, I think, in steel prices. We’ve seen increases in things like air coolers and exchanges, rotating equipment, various other aspects in commodities in our projects.

The key difference now versus a couple of years ago is less volatility. I mean, we have seen increases, but it’s more of a gradual increase as opposed to an extremely volatile market. So we can anticipate that in our pricing.

So we have not seen any negative impact on our current projects. We build that validity pricing into our bids, and we don’t carry any exposure for that, but we have seen the prices increase, particularly in iron ore and coking globally and increasing steel cost, about $100 per ton, I think. And I think that’s probably going to increase maybe perhaps up to $120 per ton sometime this summer.

SCOTT LEVINE:	Very well. Thank you.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Andrew Kaplowitz with Barclays Capital.

PHIL ASHERMAN:	Hello, Andy.

ANDY KAPLOWITZ:	Good evening, guys.

Phil, if I could follow up on that last question, do you think that the pricing or the margins that you’re going to put into backlog, from the new awards that you’re going to put into backlog this year, is similar to what you are reporting in revenue? In other words, you know, are the markets sort of stable in what you can win, or is the competition still hurting margins?

PHIL ASHERMAN:	Well, you know, you have to really break these major projects down into components, Andy.

If you’re looking at the type of competition we’re facing in the Middle East, for example, you know, we’ve lost a couple of big jobs over there. So we’ve had a chance to do quite a bit of analysis, primarily on the large tank job in Jubail, for example, and the recent events at Yanbu before the Conoco change, but we’ve had a chance to take a look at that. And if you look at engineering, for example, 12, 15 percent of the total cost, I think western contractors, certainly CB&I, can certainly be competitive in that environment, given our ability to affect lower cost engineering alternatives, and I think a greater efficiency in most instances and lower man-hours.

We looked at the supply side of that equation, and if you compare it against the Koreans and even assume that there may be some local pricing within Korea that they can take advantage of, when you look at the rest of the marketplace, though, they really can’t affect their pricing to the point where they see — where we see the kind of spreads that we’re seeing in these large jobs.

So it really comes down, I think, in many cases just to the differences in perhaps margins, perhaps overheads, and certainly, I think most importantly, the risk premiums that we would insist on applying to what we think are very difficult terms in some cases in the Middle East. So you have to take that all into consideration, but we are not sitting on the sidelines. You know, we are going to address those components, and we will continue to compete in that, but I think that low-cost model compared to the increasing cost of commodities and equipment and labor around the world is not a sustainable situation. So we’ll see how that will play out over the course of this next year or two.

ANDY KAPLOWITZ:	I understand, but let me ask you more specifically. The new awards that you put into the backlog this quarter, were they similar in sort of margins as what you are reporting in revenue now?

PHIL ASHERMAN:	Yeah, absolutely. Absolutely, that was — I could have given you an easier answer than I gave you, but absolutely. We haven’t seen any real pressure on that margin.

The point is we are being selective on those projects where you have an opportunity to sustain higher margins and perform against higher margins.

ANDY KAPLOWITZ:	Okay, that’s fine. And just my follow-up is, on the sales, I mean, you had telegraphed well that sales would be lower, especially in the first half of the year, you know, but I think they are still lower than some of us were thinking.

Did these — you know, did the Big Four — are they ramping up more slowly than you would expect, or is it just a case that they really are very heavily weighted to the back half of the year and we should not expect — you know, sales will sort of, you know — in order to make your guidance, for instance, you need a decent ramp up in the second half of the year?

PHIL ASHERMAN:	Yeah. I think particularly the one project that I mentioned in oil sands, that has taken longer than we expected due to client preferences for more scoping and pricing, but we do expect to book that job in the second quarter, and we’ll get on track there.

But I think the important thing is that $560 million, as we’ve also discussed, is an important number relative to just what we see as a run rate in addition to the major projects we anticipate for the rest of the year. So we think we’re on track.

I’m not going to tell you it’s going to be a hockey stick yet to the back half of the year, but it’s really a function of timing, not delay or cancellations.

RON BALLSCHMIEDE:	Yeah. I would add, Andy, in the year-end call, we talked about delta on this — revenue in 2010 versus 2009 of our major LNG awards. It’s almost a billion dollars. So it takes a lot of ramp up to recover that quickly. So we’re pretty much on plan on all that.

ANDY KAPLOWITZ:	Okay, guys. I’ll get back in queue. Thank you.

PHIL ASHERMAN:	Thanks, Andy.

OPERATOR:	Your next question comes from the line of Graham Mattison with Lazard Capital Markets.

PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Hi. I was wondering if you could give — I’m following up on the oil sands — your outlook for additional work up there beyond the one project that you were talking about in terms of do you see that market really starting to pick up or sort of give your outlook there.

PHIL ASHERMAN:	Well, I think the project that we’re involved in is arguably one of the most viable projects going forward, and I think there has been discussing among the owner group and publicly about multiple phases on that project.

So, Lasse, do you want to add to that?

LASSE PETTERSON:	Yeah. We see some increased activity in the oil sands. There are also other clients who are starting to invite bids and tender for the early phrase engineering. So we see that the oil sands is — we expect the oil sands to come back going forward.

GRAHAM MATTISON:	Will we start to see that sort of in the second half of 2010, or is that more an ‘11, ‘12 type of –

LASSE PETTERSON:	I would say its more ‘11, ‘12, but our activity in that area will certainly, on this large project we’re involved in, increase this year.

GRAHAM MATTISON:	And then just turning on floating LNG projects, I’m wondering if you could just give your outlook for that markets that and any potential opportunities for you there. I know it’s something you talked about in the past.

PHIL ASHERMAN:	I will let Dan talk about that.

DAN McCARTHY:	The floating LNG market is one that’s developing. You know, it’s sort of like an S curve, I guess, and it’s in the early stages. There’s a lot of opportunity for that. And so we’re working various solutions, various customers to position ourselves, and most of it right now is sort of FEED work, I think that — its study work and FEED work, and I think that the real projects will come about in a couple years.

GRAHAM MATTISON:	Okay, great. I’ll jump back in queue. Thank you.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

JAMIE COOK:	Hi. Good evening.

One — you know, I was — I know everyone is focused on margins over the — you know what I mean, over the long term, but I was impressed with your margins in the quarter, the 14 percent gross margin — haven’t seen in a long time and about an 8-percent sort of operating margin.

I don’t think I heard anything that was, you know, one-time positive. I just want to confirm that, and is there any benefit going on?

We’ve heard from some other fixed price contractors there’s a benefit of lower material cost right now, so I’m wondering if you’re seeing any of that benefit.

PHIL ASHERMAN:	No, I wouldn’t say it’s a result of buy down, one-time events. We certainly would have told you that.

Again, as you well know, we’ve been focused on this bottom-line performance for a while, and I think just the basic business model and the construct and the characteristics of our sectors are paying dividends in terms of return on the margin level. That’s what we had hoped would certainly occur, and that’s what we want to occur. So I think we’re seeing the benefits of that, and we don’t see anything in project performance that would dilute those margins. And certainly, it’s our intent to keep them within that bandwidth we’ve talked about.

JAMIE COOK:	Okay.

RON BALLSCHMIEDE:	And we haven’t seen any big ups or any big downs in the quarter. So it was just like we like it.

JAMIE COOK:	Okay. Well, congratulations on that front.

And then just a follow-up question, another reason, you know, when we thought about your margin performance for 2010 relative to where we were last year — and last year, we had the charges which we don’t have this year — one of the things that you cited was just more sort of — you know, sort of more cost-plus work that gets burned through. I’m assuming that hasn’t changed, but on the projects that you are bidding on today too, are you seeing any material change from fixed price to cost-plus relative to what you were initially anticipating?

PHIL ASHERMAN:	Well, our mix is still around 50/50 between some type of reimbursable contract and what we considered as lump sum turnkey, primarily in our Steel Plate Structure. That market has not changed. The Steel Plate Structure market will continue to be a predominantly fixed price environment. And the refining petrochemical LNG, that’s pretty much a mixed bag.

But I think we are seeing perhaps more of a mix where we may have to fix certain components of the job, but certainly, relative to some of the supply and the construction, we’ve taken a view that we are going to be very, very selective on those type of opportunities than we have been. And I think in many cases, the owners have looked at more of a mixed type contract than we’ve seen before, especially in the LNG and on the refining petrochemical side.

The only exception there, again, I’d say regionally would be the Middle East where that still continues for the most part to be a fixed price environment.

JAMIE COOK:	Okay, and then just a follow-up question. Phil, any thoughts here on, you know, cash or any, you know, accelerated interest in sort of smaller — smaller M&A activity relative to where we were sort of six months ago?

PHIL ASHERMAN:	It’s really the same. We’ve got our eye on several opportunities that we can look at relative to growing our technology business. Certainly, we think there is some interesting opportunities perhaps in the CB&I Lummus arena, but we continue to grow our cash balances and look for those opportunities, but nothing to talk about today.

JAMIE COOK:	All right, great. I’ll get back on queue. Congrats.

PHIL ASHERMAN:	Thanks, Jamie.

OPERATOR:	Your next question comes from the line of Martin Malloy with Johnson Rice.

PHIL ASHERMAN:	Hello, Marty.

MARTY MALLOY:	Hello.

I was wondering, could you talk a little bit about if you’re seeing any opportunities in the gas processing facility market in the U.S.?

PHIL ASHERMAN:	Sure.

Dan, you want to talk about that?

DAN McCARTHY:	Yeah, I’d be glad to.

We definitely are seeing gas processing projects being developed around the shale gas that is under development in the Marcellus region and other places in the United States.

These projects — we had a particularly high level of inquiries. We’re doing some FEED projects, so that they’re not full commitment to go forward, but we anticipate that that will be a big part of the rest of the year for us.

MARTY MALLOY:	And I’m sorry if I missed it. Did you give the percentage of your backlog that’s outside the U.S.?

PHIL ASHERMAN:	No, I didn’t, Marty, but I’ll tell you that our current backlog is over 70 percent of work outside the U.S. Our new awards last year, I think, was over — we’re over 90 percent of work outside the U.S.

MARTY MALLOY:	Okay. Thank you.

PHIL ASHERMAN:	All right.

OPERATOR:	Your next question comes from the line of Michael Dudas with Jefferies.

PHIL ASHERMAN:	Hello, Michael.

MICHAEL DUDAS:	Good evening, everyone. I know you’re going to miss talking about South Hook going forward.

PHIL ASHERMAN:	I am.

MICHAEL DUDAS:	I’ll hold back the tears.

First question, when you talked earlier in your prepared remarks, Phil, about the competition angle, when you’re looking at your bid list and what your expectations are, what percentage of those projects are the ones where you have the 50- to 60-percent win ratio, and which ones are you may be less confident because of the added competition? I guess I’m thinking this is more of CB&I Lummus as opposed to Steel Plate Structure, but correct me if I’m wrong.

PHIL ASHERMAN:	No, you’re correct. That is the issue.

I would say when you look at that 50 to 60 percent, which is predominantly with the type of clients that I described. When you look at, for example, projects in the Middle East or other regions where it is predominantly tendered by national companies, I’d have to handicap that down to around 20 to 30 percent. So that’s more of a price competition and one in an area that we have to be very cautious.

Now, we’re looking at a variety of ways to approach that and the components that I talked about with Andy’s question, but also looking at more joint ventures and collaborations to try to either mitigate risk or reduce cost and be more competitive.

MICHAEL DUDAS:	My follow-up, Phil, is you indicated about steel price increases that you’re seeing and probably expect as we move into the summer. When you think about steel craft labor, fabrication capacity, et cetera, foundry time, would you say that the commodity cost and pricing levels for projects for your clients had bottomed and will only move up going forward? And if that’s the case, will that influence some of the decisions your clients are putting through, given the delays they have seen over the last year?

PHIL ASHERMAN:	No, I think that certainly the clients have great visibility into these pricing — the supply pricing and particularly around steel and alloys and other major components. We haven’t seen the price of steel rise to the point where it’s starting to threaten the viability or the economics of any projects. A lot of that is changing as a result of some of the big mining companies changing their pricing agreements to quarterly contracts. So you see a lot of volatility in that, but even with the $100 to $120 dollars a ton increase we expect to see out this summer, we haven’t seen them threaten again the economics of the projects, at least the ones we’re chasing. So I don’t think China is a factor. They’re concentrating their steel primarily on the domestic growth. So we don’t see that necessarily a factor in the marketplace.

MICHAEL DUDAS:	All right. Thank you, Phil.

PHIL ASHERMAN:	Thank you, Mike.

OPERATOR:	Your next question comes from the line of Avi Fisher with BMO Capital Markets.

PHIL ASHERMAN:	Hello, Avi.

AVI FISHER:	Hi. Good evening. Thanks for taking my questions.

You were talking about the heat transfer equipment in the Lummus Technology. I just wanted to make sure I understood it. Forty percent of — did you say that 40 percent of bookings in Lummus Tech was for heat transfer equipment?

DAN McCARTHY:	That’s correct. These are large fired heaters primarily.

AVI FISHER:	Okay. And how long does it take for that backlog to burn typically?

DAN McCARTHY:	About 18 months.

AVI FISHER:	Okay. And that’s typically — most of that’s a pass-through cost, if I recall?

DAN McCARTHY:	I’m not sure I follow what you mean by a pass-through cost.

AVI FISHER:	For the — it’s a — and I think you alluded to this on the call. It has a —

DAN McCARTHY:	We don’t fabricate, if that’s what you mean. We do not fabricate.

AVI FISHER:	But is this a lower margin product than the licensing? Was that what Phil was talking about?

DAN McCARTHY:	Yes, absolutely. I mean, this is a supply business and is sort of a margin on a supply, fixed fee on a supply contract. So there’s no license technology component to the pricing.

RON BALLSCHMIEDE:	We said historically it looks like EPC business, you know, that they are historical business margins.

AVI FISHER:	Right. Thanks for that color.

DAN McCARTHY:	Well, I would say a little higher than that, but still –

RON BALLSCHMIEDE:	Gross margins. Sorry.

DAN McCARTHY:	Right.

PHIL ASHERMAN:	But, Avi, I think you raise a good point because when you look at — we want you to look at the individual components in the sectors, and that’s probably in Dan’s business in Lummus Technology where you got to be — we got to draw your attention to any variability in that margin because that’s where it’s going to occur, because we traditionally, obviously can recover great margins in the technology business, but a large heat transfer job will skew the new awards as well as some dilution around the markets. So it’s not necessarily representative of Lummus Technology as a whole. Would you agree, Dan?

DAN McCARTHY:	No, that’s — yeah, absolutely correct.

PHIL ASHERMAN:	Okay.

AVI FISHER:	Okay. And you were — I think Phil was — I’m sorry — Ron was alluding to this also in terms of the changes in the equity earnings and the minority interest as a result of this?

RON BALLSCHMIEDE:	Well, not the minority interest. The equity earnings come from our two JVs that are predominantly in the refining businesses. So, with the slowness in that side that Dan talked about, if you just looked at our income statement, most of that equity earnings is Lummus Technology related.

AVI FISHER:	Right.

RON BALLSCHMIEDE:	However, in total, Lummus operating income was up, and that’s really attributable to the higher licensing revenues this quarter, primarily from petrochemicals, and lower heat transfer revenues, which drive the GP down.

AVI FISHER:	Got you. Okay. I appreciate the further details there. Although I did see that CDTECH had won some — an award in Russia. Is that something that should buoy some of the equity earnings going forward?

RON BALLSCHMIEDE:	Yeah. When we look at the equity earnings, there’s really two joint ventures, and CDTECH is involved in smaller projects that still seem to be going forward, and so, you know, they’re running close — above plan actually, and CLG, which does all these large hydro processing projects, they’re the one that’s slipping a little bit because the investments are so high and the margins in these refineries are tight.

AVI FISHER:	Okay. Thanks for the details there.

Your CapEx was a bit lower than I had expected, and I was wondering if there was any change to your CapEx guidance, I think you previously said?

RON BALLSCHMIEDE:	No. The guidance remains as it is. When you think about it, it’s really a reflection of what we’re talking about. The large LNG jobs aren’t demanding any new CapEx. They’re coming down. The equipment is coming back into our yards, and the big new projects are in the engineering phase. So this would be the low point of our CapEx cycle.

AVI FISHER:	Okay.

PHIL ASHERMAN:	Well, I’d have to say it’s also the difference in our mix of projects too –

RON BALLSCHMIEDE:	Absolutely.

PHIL ASHERMAN:	— with a higher component of reimbursable work.

RON BALLSCHMIEDE:	Absolutely.

AVI FISHER:	So should the Capex ramp as the big projects ramp? Is that going to –

RON BALLSCHMIEDE:	There will be more spending in the back half than the front half as we get some of these projects moving up but still within the guidance –

AVI FISHER:	In line with the increased revenues in the back half, then, to an –

RON BALLSCHMIEDE:	That’s a good way to put it. Yes.

AVI FISHER:	Okay. And is interest expense still mostly an amortization of prior financing costs or just —

RON BALLSCHMIEDE:	That together with $120 million of fixed debt we still have out there from the Lummus transaction.

AVI FISHER:	So what should we think about interest expense going forward? Just a light decline quarter over quarter or –

RON BALLSCHMIEDE:	I would look at it, there aren’t any changes in that until we make another $40 million payment at the end of the year, and your guess is as good as mine on the banking costs. They’re not going down.

AVI FISHER:	Okay. Thanks for the details.

OPERATOR:	Your next question comes from the line of Barry Bannister with Stifel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hi. Compared to the rest of the company, the Lummus EPC business margin really didn’t get any lift. Was there any Golden Pass zero margin revenue in the quarter, and if so, how much? Are there any legacy Lummus E&C business revenues, such as Westlake or Lyondell or Essar still in there that may be diluting?

PHIL ASHERMAN:	Nothing to move the needle, Barry. I think if you look at the EPC business, the CB&I Lummus business and comp it against those in our — in our peers, the margins are right in line with what we would expect from that business. No major component — or no major factor which moves the needle there.

RON BALLSCHMIEDE:	The only thing I’d point out is, as I mentioned, that the revenue decline is most severe in that business, and they carry the highest costs — highest fixed related costs. So, if you just — if you only — the only fixed cost you add was S&A, even though we’ve taken S&A down by 15 percent during the quarters as a percent of revenue, if you just spread that evenly across the sectors, that would be a 1.5, give or take, downward pressure on operating margins there. So the size matters in that business.

BARRY BANNISTER:	You did about 58 million free cash in just the first quarter alone. What is your goal for 2010 for both free cash and the reduction of the $682 million contract capital deficit?

RON BALLSCHMIEDE:	Well, our contract capital deficit will move with our backlog. That’s — we have seen that going. The only — the only change was when we had our challenges with our U.K. projects that required us to take some accruals. So, beyond that, I wouldn’t look for that to move. So the decline, a little bit of a decline, $37 million in the quarter was pretty much as expected, and if we achieve our revenue and our new award guidance, we would expect to trend, give or take, the relationship that we’ve seen in the past.

BARRY BANNISTER:	Free cash?

RON BALLSCHMIEDE:	Free cash. It should be pretty consistent with last year. It’s really all about contract capital and the reliability of revenues and new awards. Everything else should trend along.

BARRY BANNISTER:	And then, lastly, before I hop off, the ATM offer, have you completed that? Are we looking at share count leveling at about 101 million, and should the tax rate stay around 32 percent?

RON BALLSCHMIEDE:	Let’s do ATM first. We have been out of the market in the first quarter, and we’ll only go back in for growth money. As you may recall, we started the program in August of last year with the express purpose of having funds to continue to look at that growth, internal and acquisition related. We raised about $40 million last year. Once it was clear that the market was performing like we thought it was, we shut the program off, and it will stay turned off until we talk more about opportunities or spend some money on transactions.

Sorry. Second part of the question was what, Barry?

BARRY BANNISTER:	Percent.

RON BALLSCHMIEDE:	I didn’t hear it. Sorry.

PHIL ASHERMAN:	Tax rate.

RON BALLSCHMIEDE:	Oh, I’m sorry. Yeah, the tax rate should remain, you know, in the low 30s.

BARRY BANNISTER:	Was there a special reason why it was 32 and not 33 this quarter?

RON BALLSCHMIEDE:	Just the geographic mix of income.

BARRY BANNISTER:	Okay. Thanks a lot.

RON BALLSCHMIEDE:	Uh-huh.

PHIL ASHERMAN:	Thank you, Barry.

OPERATOR:	As a reminder, if you would like to ask a question, please press Star, then the Number 1 on your telephone keypad. Your next question comes from the line of John Rogers with D.A. Davidson.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon.

Just following up on the last question, I just want to make sure I got that right, Ron. In terms of the cash, as you sign some of these projects or contracts through the year, you’re still expecting to collect up-front cash on these, a la the terms you’ve seen the years past?

RON BALLSCHMIEDE:	Correct, particularly the lump sum business.

JOHN ROGERS:	Okay. Okay. And any pressure to change that in the current pricing environment?

RON BALLSCHMIEDE:	No. No, I don’t think so. I think the focus historically has been on the ultimate price, and beyond that, most of our owners realize that we are not interested in working on our own money for these projects, and we have mechanisms to either break even on much of the cost reimbursable business or remain cash positive on the lump sum work.

JOHN ROGERS:	Okay. And then just in terms of the nuclear containment vessel work, what do you have now included for that?

PHIL ASHERMAN:	Have in what sense? What we currently have in backlog?

JOHN ROGERS:	Yeah, in backlog and opportunities out there, just — I know it’s still pretty slow.

PHIL ASHERMAN:	Yeah. We’ve talked about that. It’s been a bit more — a bit sluggish than we really anticipated when we started looking at that market. We’ve had four — four orders that we —

RON BALLSCHMIEDE:	Right around $300 million in backlog.

PHIL ASHERMAN:	$350 million.

There is some potential new work in front of us that we would hope would be awarded second quarter, and we’ll just wait and see how that plays out. Beyond that, I think it’s going to be somewhat sluggish going forward throughout the remainder of this year.

JOHN ROGERS:	Great. Thank you.

PHIL ASHERMAN:	Thank you.

OPERATOR:	At this time, we have reached the allotted time for questions. I would like to turn it back over to management for closing remarks.

PHIL ASHERMAN:	Stephanie, we had one more gentleman on the queue. Would you like to let him ask his question? Mr. Uhlmer?

OPERATOR:	One moment, sir.

PHIL ASHERMAN:	Okay.

OPERATOR:	Your next question comes from the line of Andrew Kaplowitz with Barclays Capital.

PHIL ASHERMAN:	Hi, Andy. I think Brian Uhlmer was on there, but I think he was — he hung up. So one more question.

ANDY KAPLOWITZ:	Thanks for taking my follow-up, then.

Just real quickly, Lasse had mentioned something I thought was interesting. He talked about FEED work for LNG liquefaction, and he had also talked about some storage work that you were going to win or had won in 2Q from the Korean guys. So can you talk about — you know, are these decent size projects for the Korean guys? And then on the LNG liquefaction, you know, what regions of the world are you focused on for LNG liquefaction opportunities?

PHIL ASHERMAN:	Well, I mean, as far as some of the tank work, the LNG tank work, as you know, most of those re-gas or liquefactions are in the hundreds of millions of dollars as opportunities, even just the tank themselves, and we do see opportunities globally for that.

The liquefaction, we’ve seen some opportunities, I’d say, from some of the more nontraditional regions where we tend to do very well, and we’ll be talking more about that in second quarter — or the second quarter.

ANDY KAPLOWITZ:	All right. I won’t press you. Thank you.

PHIL ASHERMAN:	Okay. Thank you.
Well, I think that concludes all the questions today, and we’d just like to thank you all for your time. And that will conclude our call.

OPERATOR:	This concludes today’s conference call. You may now disconnect.